EXHIBIT 10.3

McDermott International, Inc.

Retention Restricted Stock Award Grant Agreement

This Retention Restricted Stock Award Grant Agreement (this “Agreement”) is made and entered into by and between McDermott International, Inc., a Panamanian corporation (“McDermott” or the “Company”), and David Dickson, an individual and employee of the Company (“Grantee”), as of the 31st day of October, 2013 (the “Date of Grant”). The shares of Restricted Stock granted to Grantee pursuant to this Agreement are not being granted under the 2009 McDermott International, Inc. Long-Term Incentive Plan, as it may be amended from time to time hereafter (the “Plan”), but are subject to the terms and conditions as would be applicable if they had been granted under the Plan, except for Sections 4.1 and 4.2 of the Plan. Accordingly, the terms and conditions of the Plan are hereby incorporated herein by this reference and shall apply to this grant of Restricted Stock as if such grant was granted pursuant to the terms of the Plan, except to the extent that this Agreement expressly provides to the contrary. All determinations and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive on you and your beneficiaries, estate or personal representatives. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings given to them in the Plan.

The term “Company,” as used in this Agreement with reference to employment or service, shall include subsidiaries of McDermott. Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any beneficiary, estate, or personal representative to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, they shall be deemed to include any such person or estate. This Agreement shall be subject to the Company’s Clawback Policy, which is attached hereto as Exhibit A and is incorporated herein by reference.

The Compensation Committee of the Board of Directors (the “Committee”) of McDermott has awarded you a grant of Restricted Stock (“Restricted Stock”) on the Date of Grant

Restricted Stock Award

Restricted Stock Award. You have been awarded a grant of Restricted Stock. This grant represents a right to be issued 537,482 shares of McDermott common stock on the Date of Grant, subject to the restrictions contained in this Agreement. Shares evidencing the Restricted Stock will be issued in your name as of the Date of Grant.

Restrictions. Unless and until the vesting requirements and other terms set forth in this Agreement have been satisfied, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated (the “Restrictions”).

Vesting Requirements. Subject to the “Forfeiture of Restricted Stock” paragraph below, the Restricted Stock will become vested under one or more of the following circumstances (each such date a “Vesting Date”):

•	212,164 shares of Restricted Stock on June 15, 2014 provided you are still employed with the Company on this date;

•	108,439 shares of Restricted Stock on June 15, 2015, 108,440 shares of Restricted Stock on June 15, 2016 and 108,439 shares of Restricted Stock on June 15, 2017, in each case provided you are still employed with the Company on such date; and

•	100% of the outstanding Restricted Stock on the earliest to occur of (1) the date of termination of your employment from the Company due to death, (2) your disability (as defined in the Plan), or (3) the date a Change in Control (as defined in the Plan) occurs.

Upon vesting, the Restrictions with respect to the shares of Restricted Stock will be removed as soon as administratively practicable.

Forfeiture of Restricted Stock. Shares of Restricted Stock which are not and do not become vested upon your termination of employment with the Company for any reason shall, coincident therewith, be forfeited and be deemed to no longer be outstanding.

In the event that, while you are employed by the Company or are performing services for or on behalf of the Company under any consulting agreement, (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all shares of Restricted Stock and all rights or benefits awarded to you under this Agreement shall be forfeited, terminated and withdrawn immediately upon (1) notice to the Committee of such conviction pursuant to (a) above or (2) final determination pursuant to (b) above by the Committee. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Voting Rights and Dividends. Beginning on the Date of Grant and subject to the forfeiture provisions of this Agreement, you will have full voting rights and will be credited with cash dividends, if any, with respect to the Restricted Stock granted hereunder.

Taxes

You will realize income in connection with this grant of Restricted Stock in accordance with the tax laws of the jurisdictions applicable to you. You should consult your tax advisor as to the U.S. federal income tax consequences associated with this Restricted Stock as it relates to your specific circumstances. McDermott, however, has been advised that the grant awarded hereunder will have the following tax consequences under the present U.S. Federal tax laws and regulations.

For U.S. federal income tax purposes, you will be deemed to have received compensation taxable as ordinary income equal to the fair market value, as of the date of vesting, of the shares of Restricted Stock which vest. Such income will be included in your taxable income and reported on IRS Form W-2 in the tax year in which the shares vest. Alternatively, you may elect to have the fair market value of the shares included in your taxable income and reported on IRS Form W-2 as of the Date of Grant.

In addition, all dividends paid, if any, to you with respect to unvested shares of Restricted Stock will be considered wages paid to you by your employer and, therefore, will be included in your taxable income and reported on IRS Form W-2 in the year in which such shares vest.

By acceptance of this Agreement, you agree that any amount which the Company is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this Agreement will be satisfied by withholding whole shares having an aggregate fair market value as equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method referred to above, you are liable to the Company for the amount of income tax which the Company is required to withhold in connection with the income realized by you in connection with this Agreement, and you hereby authorize the Company to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you, if the withholding method referred to above is not utilized or does not completely cover such required tax withholding.

Transferability

The shares of Restricted Stock granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you intend to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Dennis Edge and Kim Wolford immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two (2) business-day deadline.

If you are currently subject to these requirements, you will have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required in the same manner noted above.

Other Information

Neither the action of the Company in entering this Agreement, nor any provision of this Agreement or the Plan, nor any action taken by the Company, your employer, the Committee or the Board of Directors under the Plan, shall be construed as giving to you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

This award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.

In witness whereof, this Agreement is hereby approved and executed as of the date first written above.

McDermott International, Inc.

By:	/s/ Stephen M. Johnson
Name:	Stephen M. Johnson
Title:	Chairman, President & CEO

Grantee

/s/ David Dickson
David Dickson

Exhibit A

POLICY NO. 1405-003 — EFFECTIVE DATE: 08/02/13

SUBJECT:	Clawback Policy

AFFECTS:	McDermott International, Inc. and its subsidiaries and affiliated companies (hereinafter referred to as “the Company”)

PURPOSE:	To govern the clawback of certain compensation awarded to executive officers of the Company.

POLICY:	If the consolidated financial statements of the Company and its subsidiaries are materially restated within three years of the first public release or filing with the U.S. Securities and Exchange Commission (the “SEC”) of such financial statements, and the Compensation Committee of the Board of Directors of the Company (the “Committee”) determines, in its reasonable discretion, that (1) any current or former executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of the Company (an “Executive”) has engaged in intentional misconduct and (2) such misconduct caused or partially caused the need for such restatement, then the Committee may, within 12 months after such a material restatement, require that the executive forfeit and/or return to the Company all or a portion of the compensation vested, awarded or received under any bonus award (including pursuant to the Company’s Executive Incentive Compensation Plan), equity award (including any award of stock options, shares of restricted stock, deferred stock units or restricted stock units) or other award during the period subject to restatement and the 12-month period following the first public issuance or filing with the SEC of the financial statements that were restated (including, with respect to any such award that is subject to a multi-year vesting period, any compensation vested, awarded or received thereunder during such vesting period if such vesting period includes all or part of such 12-month period); provided, however, that any forfeiture and/or return of compensation by an Executive under this policy will, in any event, be limited to any portion thereof that the Executive would not have received if the consolidated financial statements of the Company and its subsidiaries had been reported properly at the time of first public release or filing with the SEC; provided, further, that this policy shall not apply with respect to any restatement of the consolidated financial statements of the Company and its subsidiaries as to which the need for restatement is determined following the occurrence of a Change in Control (as defined in the Company’s Director and Executive Officer Deferred Compensation Plan, as amended and restated November 8, 2010).

The vesting, payment or other receipt of any rights or benefits awarded by the Company to an Executive which are subject to this policy may be suspended pending an investigation and final determination by the Committee with regard to any alleged misconduct that may be subject to a determination by the Committee under this policy.

By accepting any award as to which this policy applies, each Executive must agree to the foregoing and agree to forfeit and/or return compensation to the Company as provided by this policy, as the same may be modified by, or superseded by a replacement policy adopted by, the Committee, as the Committee may deem necessary to comply with regulations issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The terms of this policy shall in no way limit the ability of the Company to pursue forfeiture or reclamation of amounts under applicable law as the Compensation Committee may consider appropriate in its reasonable discretion.

Interpretation Contact for the above policy is the Senior Vice President, Chief Administration Officer and Senior Vice President, General Counsel and Corporate Secretary.